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                                                                        EX 10.14

Private and Confidential
------------------------


July 12, 2001

Katrinka B. McCallum
130 Dennett Street
Portsmouth, NH 03801


Dear Katrinka:

On behalf of the management team and Greg Brown, we are pleased to extend this offer of employment to you.

1. Your position title will be Executive Vice President and Chief Operating Officer of Micromuse Inc. ("Micromuse" or "Company"). You will report to Greg Brown. In addition, at its next meeting, you will be elected by members of the Micromuse Inc. Board of Directors ("Board") to serve as a member of the Board.

2.   Your start date will be July 18, 2001.

3. You will be paid a base salary of $10,416.67 semi-monthly, the equivalent of $250,000.00 per annum. Additionally, you are offered the opportunity of earning $175,000.00 per annum in bonus compensation, thus furthering your earning potential to $425,000.00. Bonuses will be paid per quarter based on Micromuse evaluation of individual and Company performance and are paid a month in arrears of quarter end. During the first year of your employment, Micromuse guarantees that you will receive at least eighty percent (80%) of your bonus (at least $140,000, paid in quarterly installments). You will also receive a sign on bonus of $100,000.00, which you will be required to repay to Micromuse should you leave the Company within 12 months. If the Company terminates your employment or in the event of a change of control as defined in the Company's shareholder approved stock option plan ("Plan"), you shall be guaranteed to receive your base salary and pro rated target bonus for the year following such termination or change of control, provided you are not terminated for good cause (e.g., conviction of, or a pleas of nolo contendere with respect to, a crime involving moral turpitude or a felony; refusal to perform, or gross negligence in the performance of your duties to the Company; or an act of willful misfeasance by you that is intended to result in substantial personal enrichment at the expense of the Company or its subsidiaries or successor in interest) by the Company or its successor in interest.

     Additionally, you are eligible for relocation package assistance on your planned move to the San Francisco area. Enclosed for your review is a copy of our enhanced Domestic Relocation Policy.

4. A performance evaluation will be scheduled approximately twelve (12) months from your date of hire. At the discretion of the manager, a performance evaluation may be conducted six months from the date of hire.

5. Stock Options: Subject to approval of the Board, you will receive a non-qualified option grant to purchase 400,000 shares of the Common Stock of Micromuse Inc. at the fair market value of the stock (the closing price) on the later of your starting date or the date approved by the


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     Board at a time after your starting date determined by the Board to be likely to be more stable in the equity market for the Company's stock (the "Vesting Commencement Date"). Of these option shares, 100,000 (one third (33 1/3%) of 300,000 shares) are scheduled to vest on the first anniversary of the option grant date and the remainder of these 300,000 shares are scheduled to vest in equal monthly installments over the following 24 months. The additional 100,000 option shares shall vest as follows:
     Provided that the Company achieves at least ninety percent (90%) of its Board approved EPS target and has at least ninety percent (90%) of the Board approved revenue target for the fiscal year ending September 30, 2002, then the Option shall become exercisable with respect to 50,000 of this 100,000 Option Shares in successive equal monthly installments upon Optionee's completion of each of the twenty-four (24) consecutive months of Service measured from and after October 1, 2002. If the Corporation has less than ninety percent (90%) of the Board approved revenue target for revenue or less than the approved EPS target for the fiscal year ending September 30, 2002, then the Option shall become exercisable with respect to such 50,000 Option Shares upon Optionee's completion of forty-eight (48) consecutive months of Service measured from and after the Vesting Commencement Date. Provided that the Company achieves at least one hundred percent (100%) of both its Board approved EPS target and revenue targets for the fiscal year ending September 30, 2002, then the Option shall become exercisable with respect to the additional 50,000 of this 100,000 Option Shares in successive equal monthly installments upon Optionee's completion of each of the twenty-four (24) consecutive months of Service measured from and after October 1, 2002. If the Corporation has less than targeted revenue or less than one hundred percent (100%) of the approved EPS target for the fiscal year ending September 30, 2002, then the Option shall become exercisable with respect to such 50,000 Option Shares upon Optionee's completion of forty-eight (48) consecutive months of Service measured from and after the Vesting Commencement Date. In no event shall the Option become exercisable for more than the 300,000 and 100,000 shares (total of 400,000 option shares) described above, nor shall any Option Shares vest after Optionee's cessation of provision of Service to the Company. In the event of a change of control of Micromuse as defined in the Plan documents, grantee will be entitled to accelerated vesting of unvested option shares as follows: (a) if the change of control occurs during the first year of grantee employment, grantee will vest in 100,000 of the 400,000 option shares, and (b) if the change of control occurs after the first anniversary of grantee employment, then grantee shall vest in fifty percent (50%) of the option shares that are unvested at the time such change of control closes. The foregoing option acceleration is conditioned upon grantee being a regular, full-time employee in good standing at that time of the close of such change of control and that within one year of such change of control grantee employment is terminated or grantee duties are substantially decreased by Micromuse or by any successor entity.

6. Employee benefits, effective the first of the month following your date of hire, include the following, which are subject to change by Micromuse over time:

     . Group health insurance (medical, dental, vision, EAP) that is fully paid by the Company;
     .    Long term disability insurance, paid by the Company
     . Life insurance and AD&D, equivalent one times your annual base salary, paid by the Company;
     . Flexible Spending Account (pretax dollars for medical and dependent care expenses);
     .    401(k) Plan, up to maximum of $10,500 per year (for year 2001).
     .    Accrue up to 10 days vacation per year
     .    10 Holidays per year
     .    Up to 6 days paid time off for sick or personal business

7. You may participate in the Employee Stock Purchase Plan (ESPP) on either of the two entry dates of February 1 or August 1 and may elect contributions of up to 15% base pay.

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8.   You are required to work exclusively for Micromuse Inc. and its subsidiaries and affiliates and to accept the confidential and proprietary nature of our business. A condition of your employment is that you sign and follow the terms of the enclosed Proprietary Information, Inventions, and Non-Solicitation Agreement.

9. As an exempt employee, you will not be eligible for overtime pay. It is expected that you will adapt your schedule to your level of responsibilities and the expectations of the Company and your customers.

10. Normal business expenses incurred in the execution of your duties will be reimbursed in accordance with the Company's policies and procedures.

11. Micromuse reserves the right to rescind this offer or terminate employment upon receipt of unsatisfactory background check information.

You will indicate your acceptance of this offer by agreeing to, signing and returning the following:

          a.   this offer letter, and
          b. the enclosed Proprietary Information, Inventions, and Non-solicitation Agreement;
          c.   the Micromuse Application Form and accompanying forms;
          d. the Receipt and Acknowledgment of Policies and Employment At Will Agreement.

If you have any questions regarding this offer letter, please feel free to contact Jim De Golia at 415.817.1086/415.819.8026 or Greg Brown at 917.376.7727.

We look forward to welcoming you to Micromuse.

Sincerely,



Frank Sole
Director of Staffing & Employee Relations
Human Resources

Enclosures